Exhibit 10.9

PROMISSORY NOTE

$20,000,000	Winston-Salem, North Carolina
March , 2004

For value received, AMERICAN CAPITAL STRATEGIES, LTD. (the “Borrower”) promises to pay to the order of LaSalle Bank National Association (the “Bank”), for the account of its Lending Office, the principal sum of Twenty Million and No/100 Dollars ($20,000,000), or such lesser amount as shall equal the unpaid principal amount of each Syndicated Advance made by the Bank to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Branch Banking and Trust Company, 1909 K Street, NW, Washington, D.C. 20006, or at such other address as may be specified from time to time pursuant to the Credit Agreement.

All Syndicated Advances made by the Bank, the interest rates from time to time applicable thereto and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make, or any error of the Bank in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This Note is secured by, among other security, the Credit Agreement and the other Transaction Documents, as the same may be modified or amended from time to time.

This Note is one of the Notes referred to in the Credit Agreement dated as of March     , 2004 by and among the Borrower, the banks listed therein, Wells Fargo Bank, National Association, as the Backup Servicer and as the Collateral Custodian and Branch Banking and Trust Company, as Administrative Agent (as the same may be amended or modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed under seal, by its duly authorized officer as of the day and year first above written.

AMERICAN CAPITAL STRATEGIES, LTD.

By:	(SEAL)

Title:

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Promissory Note (cont’d)

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Interest Rate	Amount of Advance	Amount of Principal Repaid	Notation Made By

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